[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXHIBIT 10.65
CONFIDENTIAL
VIA FAX AND FEDERAL EXPRESS
September 10, 2004
David L. Snitman, Ph.D.
Chief Operating Officer
Array BioPharma, Inc.
3200 Walnut Street
Boulder, CO 80301

RE:	Amendment No. 3 to the Drug Discovery Collaboration Agreement
(“Amendment No. 3”)
Dear Dr. Snitman:
As you know, InterMune, Inc. (“InterMune”) and Array BioPharma, Inc. (“Array”) are parties to that certain Drug Discovery Collaboration Agreement dated September 13, 2002, as amended May 8, 2003 and January 7, 2004 (the “Agreement”).
The parties to the Agreement hereby agree, effective as of the date of this Amendment No. 3 (“Amendment Effective Date”), that:
1.	Section 2.3 of the Agreement is amended in its entirety to read as follows:

“2.3 Term and Termination of Research Collaboration. The Research Collaboration shall commence on the Effective Date and shall end upon the first to occur of (i) June 30, 2005, (ii) the termination of this Agreement, or (iii) [ * ] after written notice from InterMune that InterMune elects (in its sole discretion) to early terminate the Research Collaboration (such period beginning on the Effective Date and ending upon the earliest of (i), (ii) and (iii), the “Research Term”). InterMune shall have the right to extend the Research Term for additional six-month periods after June 30, 2005 on the same terms and conditions as previously conducted. To exercise such right, InterMune shall provide written notice to Array on or before the date ninety (90) days before the end of any such six-month period.”

2.	The Joint Research Committee shall work together to produce a new Exhibit A Research Plan pursuant to Article 3 of the Agreement as soon as practicable after the execution of this Amendment No. 3.
Except as set forth above, all terms and conditions of the Agreement will remain in full force and effect. Any capitalized term used herein and not otherwise defined will have the same meaning as set forth in the Agreement.

Please acknowledge your agreement to the above by having an authorized Array representative countersign both enclosed copies of this Amendment No. 3 where indicated below, and returning one original to the attention of Gloria Lopez, Senior Contracts Administrator, at InterMune. We would be happy to proceed based on receipt of a facsimile copy while awaiting the original.
Sincerely,
/s/ Tom Kassberg
Tom Kassberg
Senior Vice President, Business Development
Acknowledged and Agreed:
ARRAY BIOPHARMA, INC.

By:	/s/ David L. Snitman

Name:	David L. Snitman

Title:	COO

Date:	1-15-04
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A
[ * ]
[ * ] = Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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